EXHIBIT 99.1

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FIELDPOINT PETROLEUM CORPORATION REPORTS A RISE IN REVENUE AND NET INCOME FOR THIRD QUARTER AND NINE MONTH PERIOD
NOVEMBER 10, 2005

COMPANY FILES FIVE DRILLING PERMITS FOR PALO DURO BASIN AN UNCONVENTIONAL NATURAL GAS PLAY

AUSTIN, TX - (BUSINESS WIRE) - November 10, 2005 - FieldPoint Petroleum Corporation (AMEX: FPP) today announced its financial results for the Third Quarter ended September 30, 2005.

Financial Highlights for the Three Months Ended September 30, 2005 Compared to the Three Months Ended September 30, 2004:
*	Revenues increased 14% to $1,025,821 from $896,824
*	Net Income rose to $248,868 from $235,795
*	Earnings per share, both basic and fully diluted were $0.03 respectively.

The rise in revenue and net income reflect a year over year increase in oil and gas prices, which averaged approximately $57.95 per barrel and $5.51 per MCF for the three months that ended September 30, 2005, compared to $40.14 per barrel and $5.05 per MCF in the prior year. A one time $45,000 charge for listing on the American Stock Exchange and exploration cost of $103,570 accounted for approximately $.02 per share against net earnings.

Further, higher oil and gas prices and improved operating efficiencies offset a lower production rate for the period that were caused by temporary down time of certain wells and the delayed availability of a workover rig.

Financial Highlights for the Nine Months Ended September 30, 2005 Compared to the Nine Months Ended September 30, 2004:
*	Revenues increased 31% to $2,807,550 from $2,148,874;
*	Net Income rose 91% to $773,149 from $404,440
*	Earnings per share, both basic and fully diluted, increased to $0.10 from $0.05 and $0.09 from $0.05 respectively.

For the nine month period the rise in revenue and net income is attributed principally to an increases in oil and gas prices, which averaged approximately $50.29 per barrel and $5.10 per MCF for the nine months that ended September 30, 2005, compared to $36.37 per barrel and $4.48 per MCF for the same nine month period during the prior year.

Ray D. Reaves, President and CEO of FieldPoint, stated. "We are very pleased with our strong third quarter results. Our 2005 nine month earnings were at a new record level for the corporation. These results are clear evidence that of our diligent efforts to methodically position Fieldpoint for the future are continuing to yield positive results. We anticipate continued strong results for the fourth quarter.

Currently, the company is evaluating new drilling and acquisition targets, and has filed five drilling permits in the Palo Duro Basin in West Texas where FieldPoint Petroleum has 100% working interest. Drilling in this unconventional shale gas play could begin in mid 2006. We look forward to continuing to execute a strategy of drilling these and other new opportunities as they become available and growth through careful acquisitions which could both have a continuing and very positive impact on the Company's growth going forward."

About FieldPoint Petroleum Corp. www.fppcorp.com.

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company's periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com.

FieldPoint Petroleum Corporation
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	For The Three Months Ended
	September 30,
	2005	2004
REVENUE:	(unaudited)	(unaudited)
Oil and gas sales	$ 985,853	$ 866,856
Well operational and pumping fees	29,968	29,968
Disposal fees	10,000	-
Total revenue	1,025,821	896,824

COSTS AND EXPENSES:
Production expense	313,755	357,333
Exploration expense	103,570	-
Depletion and depreciation	106,271	135,000
General and administrative	167,415	100,957
Total costs and expenses	691,011	593,290

OTHER INCOME (EXPENSE):
Interest income (expense), net	(18,709)	(21,893)
Realized gain on investments	1,396	2,813
Gain on derivative	-	5,000
Unrealized gain on investments	17,768	-
Miscellaneous	179	341
Total other income (expense)	634	(13,739)

INCOME BEFORE INCOME TAXES	335,444	289,795

INCOME TAX (PROVISION) CURRENT	(6,675)	(54,000)
INCOME TAX (PROVISION) DEFERRED	(80,000)	-

NET INCOME	$ 248,868	$ 235,795

NET INCOME PER SHARE:
BASIC	$ 0.03	$ 0.03
DILUTED	$ 0.03	$ 0.03

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	7,868,001	7,520,175
DILUTED	8,551,434	7,678,541

FieldPoint Petroleum Corporation
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For The Nine Months Ended
	September 30,
	2005	2004
	(unaudited)	(unaudited)
REVENUE:
Oil and gas sales	$ 2,674,910	$ 2,058,970
Well operational and pumping fees	89,904	89,904
Disposal fees	42,736	-
Total revenue	2,807,550	2,148,874

COSTS AND EXPENSES:
Production expense	849,191	883,183
Exploration expense	103,570	-
Depletion and depreciation	319,489	391,000
General and administrative	459,570	313,535
Total costs and expenses	1,731,820	1,587,718

OTHER INCOME (EXPENSE):
Interest income (expense)	(64,360)	(64,483)
Realized gain on investments	28,962	13,459
Unrealized gain on investments	15,789	-
Gain on sale of oil and gas properties	85,000	-
Miscellaneous	14,904	9,308
Gain on derivative	-	5,000
Total other income (expense)	80,295	(36,716)

INCOME BEFORE INCOME TAXES	1,156,025	524,440

INCOME TAX (PROVISION) CURRENT	(263,976)	-
INCOME TAX (PROVISION) DEFERRED	(118,900)	(120,000)

NET INCOME	$ 773,149	$ 404,440

NET INCOME PER SHARE
BASIC	$ 0.10	$ 0.05
DILUTED	$ 0.09	$ 0.05

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	7,753,362	7,484,278
DILUTED	8,445,463	7,666,005